SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                   -----------


                                    FORM 8-K


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                JANUARY 23, 2001


                                GREEN MOUNTAIN POWER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


     VERMONT                                    03-0127430
(STATE  OR  OTHER  JURISDICTION  OF  INCORPORATION)                      (I.R.S.
EMPLOYER  IDENTIFICATION  NUMBER)


                                          1-8291
                             COMMISSION FILE NUMBER


         163  ACORN  LANE,
                 COLCHESTER, VERMONT                       05446
      (ADDRESS  OF  PRINCIPAL  EXECUTIVE  OFFICES)
(ZIP  CODE)





                                    (802) 864-5731
                         (REGISTRANT'S TELEPHONE NUMBER,
                              INCLUDING AREA CODE)













Item  5.  Other  Events-Announcement  of  Final  Rate  Case  Order
     Green Mountain Power Corporation (NYSE: GMP) announced January 23, 2001, that the Vermont Public Service board has issued its final Order in the pending rate case. The Company's press release follows:

COLCHESTER, VT -- Green Mountain Power Corporation (NYSE: GMP) announced today the Vermont Public Service Board has approved an agreement between GMP and the Department of Public Service to increase electric rates by 3.42 percent and to make permanent two earlier temporary rate increases. The Board's order also allows GMP full recovery of costs associated with GMP's long-term power and energy contract with Hydro-Quebec.

     "This long-awaited ruling lifts the dark financial cloud that has been hanging over GMP since March 1998. Along with the aggressive steps we have taken internally to restructure the Company, this order will restore GMP to financial health," said GMP President and CEO Christopher L. Dutton.

     Mr. Dutton said that GMP expects to earn its 11.25 percent rate of return in 2001 and 2002, as allowed under the PSB decision, which should bring about restoration of the Company's investment grade status.

     In  approving  the  settlement  the  PSB  said  today  in a press release :
"Overall, the Order sets GMP on the path to financial health, providing ratepayers with the strong prospect of a stable company capable of maintaining and improving the quality of service to its customers." Chairman Michael Dworkin, speaking for the Board, said, "The settlement agreement presents many advantages as well as costs, but the greatest benefit to ratepayers is a stable company, achieved at rates comparable to those throughout New England."

     Even with the 3.42 percent increase, GMP's electric rates are still below the New England average, as has been the case for years. The rate increase will add $2.59 a month to the bill of a typical Green Mountain Power residential customer using 600 kilowatt-hours a month, making a total average monthly bill of $78.15.


      Under the settlement forged by the Department of Public Service and GMP and approved by the Board today, GMP has agreed not to seek a further rate increase to become effective before January 2003, unless the Company's power supply costs exceed a specified forecast amount, or other extraordinary events occur.

     "This is a very important provision that provides for rate stability, but also allows us the right to recover our costs should there be, for example, some unanticipated developments in New England's somewhat volatile and developing power supply markets. GMP's resource mix, however, is relatively stable and predictable due in large part to a broad spectrum of alternative fueled power supply, including the Hydro Quebec contract, Vermont Yankee and several other non-fossil-fuel-based sources," Mr. Dutton said.

     GMP entered into a long-term contract with Hydro-Quebec in December 1987 that provides electricity for 38 percent of GMP customers' needs. Since May 1, 1999 energy prices have dramatically changed in New England. Today, the 6.5 cents per kilowatt-hour contract price for Hydro Quebec power is lower than the daily market as well as current forward prices for electricity for the remainder of 2001.

     The settlement approved by the PSB includes an agreement by the Company to write off in calendar year 2000 regulatory assets totaling $3.2 million. Consequently, GMP anticipates that it will report a loss in calendar year 2000, reflecting also prior power cost increases and continued write down of assets associated with discontinued operations.

     The new rate order authorizes GMP to end its 20-year long winter-summer rate differential. Rate levelization will result in additional billings of approximately $6 million during 2001 that can be used to offset increased costs during 2001, 2002 and 2003. The approved settlement also includes a provision limiting the Company's earnings to the allowed return on equity. Any unused balance of amounts in excess of the allowed return on equity at the end of 2003 will be used to recover regulatory assets. The new year-round rate levels will begin in April 2001.

The decision commits the Company to certain levels of capital spending for system improvements. Also, for the first time for a Vermont electric utility, customer and system reliability performance standards will be benchmarked to set the stage for eventually moving to performance-based regulation.

     In  approving  the  settlement,  the  PSB  imposed  two  conditions:
* A requirement that GMP and customers share equally any premium above book value realized by the Company in any future merger, acquisition, or asset sale
(with  a  limit  of  $8  million  on  the  amount  provided  to  customers).
*     Restrictions  on  GMP's  investments  in  non-utility  operations.

     "Today's PSB decision marks a turning point in GMP's two and one-half year effort to convince our regulators and State policy makers that full Hydro-Quebec costs should be recovered in rates. In approving the far-reaching and fair settlement we negotiated with the Department of Public Service, we believe the PSB ruling today shows that Vermont has returned to more balanced regulation.

     "Our long financial struggle has had customer benefits. It provided us with the impetus to complete an internal restructuring of the Company, resulting in annual savings of $4.8 million, and featuring the use of technology, a reduction in staff from 320 to 195, and our creating new ways to deliver superior service to our 84,000 customers.

     "We are now a stronger company than at any time in our recent past. We are now better able to serve our customers quickly, effectively and efficiently.

"We look forward to future opportunities with new vigor and vitality," said Mr. Dutton.

     For further information, please contact Dorothy Schnure, Manager, Corporate Communications for Green Mountain Power at 802-655-8418 or 802-482-2503 after 6:00 p.m.
ITEM  7.  FINANCIAL  STATEMENTS,  PRO  FORMA FINANCIAL INFORMATION AND EXHIBITS.
(a)  and  (b)  --not  applicable
(c)  Exhibits--not  applicable

     SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly cased this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN  MOUNTAIN  POWER  CORPORATION
-----------------------------------
                                         Registrant

By  /s/Nancy  Rowden  Brock
    -----------------------
NANCY ROWDEN BROCK, VICE PRESIDENT, CHIEF FINANCIAL OFFICER, TREASURER AND CORPORATE SECRETARY

BY  /s/ROBERT  J.  GRIFFIN
    ----------------------
ROBERT  J.  GRIFFIN,  CONTROLLER

DATED:  January  23,  2001





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